EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for September 2011

WHITE PLAINS, N.Y., Sept. 20, 2011 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its September newsletter today.

Stability in the Face of Retrenchment

Despite a contentious deficit showdown in Washington, DC and the subsequent Standard & Poor's downgrade of U.S. debt, middle market M&A activity has continued apace. According to Pitchbook, the total value of deals announced year-to-date stands at $43 billion through the end of August—a run rate that could put 2011 on par with the $60 billion in total deals announced in 2010.  Amidst this solid backdrop, Fifth Street continues to generate strong gross originations of $153 million so far this quarter, $142 million of which were funded at close, and $795 million year-to-date.

Credit at the Crossroads
The credible threat of another economic soft patch, however, is beginning to cloud the picture for middle market companies.  Two to three months ago, the market belonged to borrowers.  Banks were shifting to commercial and industrial exposure, which increased the supply of capital, while alternative lenders also had plenty of money to put to work.

In contrast, we believe market volatility is likely to create tighter credit conditions.  Alternative lenders who need to raise capital will undoubtedly face challenges, including supply restrictions. Traditional banks will likely contribute to the pinch by increasing reserves and shoring up underwriting standards.  Overall, impending economic headwinds may translate into a much different competitive landscape in the final months of the year—one where lenders with low leverage, diverse funding sources, strong asset quality and significant capital availability will be optimally positioned to capitalize on opportunities.

Updates: Sumitomo Mitsui Banking Corporation and the SBA

It is no surprise that since the beginning of August, recessionary fears have weighed heavily on financial company stock prices.  Many anxious investors are concerned that economic stagnation will lead the sector to suffer a repeat of 2008-09's stock market plunge.  However, financial fundamentals as a whole appear much stronger than going into the last downturn and we feel particularly confident in Fifth Street's position.

By utilizing our SBIC financing, convertible notes and credit facilities, we have built a strong and diverse balance sheet that we believe is better situated to withstand a potential economic slowdown.  We believe having diverse sources of funding—and a better matching of assets and liabilities—considerably reduces our liquidity risk.

In fact, as we recently announced, we have considerably increased our lending capacity through the establishment of a new credit facility with Sumitomo Mitsui Banking Corporation.  Under the agreement, Sumitomo is providing us with a seven-year, $200 million credit line priced at LIBOR plus 2.25% per annum.  The credit facility will be secured by first lien assets and includes an option for a one-year extension.

Furthermore, with Fifth Street's SBIC subsidiary having deployed $150 million in debentures pursuant to our first SBIC license, we have received notification from the U.S. Small Business Administration that our application for a second license has been accepted.  We continue to move through the process to obtain a second license; a second license, if granted, would provide Fifth Street with up to $75 million of additional SBA debentures for the funding of future investments in small businesses.

Ample Capacity & Improving Quality

Several other factors are bolstering our overall stability. First, we have ample capital available. Having raised over $300 million in offerings earlier in the year, we do not foresee a need to tap the market for additional funds in the near future.  With our Wells Fargo and ING-led credit facilities, our new Sumitomo credit facility and our anticipated additional SBA availability, we have, and anticipate that we will continue to have, ample capacity to invest in high quality debt opportunities.

Second, improved portfolio composition—in the form of exposure to higher quality assets—should help mitigate losses in the event that economic conditions deteriorate.  We have already achieved our 75% target for first lien investments and we are now exploring a greater balance between senior and higher yielding debt opportunities.

In our view, the Federal Reserve's recent commitment to keep the federal funds rate near zero through mid-2013 also strengthens our stance.  Businesses and lenders alike can now better gauge the cost of capital over a longer time period—and plan accordingly.  In turbulent times, every ounce of added certainty helps.

Solid Financial Position

We believe our shareholders should remain confident in Fifth Street's financial position, despite the recent fall in BDC stock prices driven by renewed fears of recession.  We have announced dividends of $0.1066 monthly through December, which places us within our target range to distribute between 90%-100% of our distributable income during the current fiscal year, with some expected spillover of distributable income into 2012.  Further, if the economy does stagnate, our overall net investment income should benefit from deploying capital at stronger than anticipated interest rates.  We are currently seeing a widening of interest rate spreads by 100 to 200 basis points and are taking advantage of this development to invest in new assets with better risk-adjusted returns.

A Pillar of Strength

As an industry stalwart, we feel confident that Fifth Street will be able to draw upon our strong fundamentals to continue to reliably execute deals—just as we did during the depths of the last economic downturn.  We are already seeing signs that this kind of stability makes a difference.  To date, we have noticed a number of deals where sponsors are foregoing less expensive financing alternatives, opting instead for a better known partner with a well-earned reputation for delivering through closing and beyond.

We are also pleased that Alexander C. Frank has joined the company as Chief Financial Officer.  With over 27 years of experience, he most recently served as Managing Director and Chief Financial Officer at Chilton Investment Company LLC, a global investment management firm, and previously spent over 22 years at Morgan Stanley in roles which included Global Head of Institutional Operations, Global Corporate Controller and Chief Financial Officer of U.S. broker/dealer operations.  As Fifth Street continues to grow at a strong pace, we will leverage Alex's vast wealth of knowledge and experience to strengthen an already dynamic team.

We look forward to keeping you abreast of evolving market conditions as well as Fifth Street's ongoing efforts to support our investors and equity sponsor partners.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact: Stacey Thorne
         Fifth Street Finance Corp.
         914-286-6811
         stacey@fifthstreetfinance.com

         Media Contact: Brendan McManus
         CJP Communications
         203-254-1300 ext. 216
         CJP-FifthStreet@CJPCom.com